11 March 1998

                             Pre-Contract Agreement
                             ----------------------

Nu-Tec., L.T.D. of Boulder Colorado and Ebco Technologies of Richmond Canada intend to enter into a contract for the supply of TR30 cyclotron Systems to Nu-Tec in the calendar year 1998.

The purpose of this Pre-Contract Agreement is to assure that timely information about concepts and designs are transferred and that appropriate materials can be ordered in a timely fashion.

Nu-Tec., L.T.D. and Ebco agree to work together on a sole and exclusive basis for the supply of 30 MeV cyclotrons, beam lines and related equipment for the proposed Nu-Tec cyclotron radioisotope production facility

Nu-Tec., L.T.D. and Ebco agree to share conceptual designs for the proposed Nu-Tec Cyclotron Radioisotope Production Facility.

Nu-Tec., L.T.D. intends to purchase the magnet steel and main magnet coils at its earliest convenience prior to a full contract to ensure an rapid delivery of the TR3O cyclotron. In return, Ebco Technologies shall share facility design information at an agreed to charge out rate that will form part of the consulting services of the contract for the TR30. The complete contract will be negotiated and signed before full manufacture of the system components begin.

The recipients of information shared under this precontract agreement acknowledge and agree that such information is of a confidential nature proprietary to both parties and shall not be used, disclosed and/or duplicated except in accordance with the express written authorization of both parties to this agreement

Signed:

/s/ RR Johnson                      /s/ Malcolm H. Benedict
-----------------------------       ---------------------------
RR Johnson, Programme Manager       Malcolm Benedict, President
Ebco Technologies                   Nu-Tec, L.T.D.